                                                                      EXHIBIT 12

         Computation of Ratio of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends

                             (Dollars in thousands)

                                                                Three Months ended September 30,   Nine Months ended September 30,
                                                                ---------------------------------  -------------------------------

                                                                     2001                2000           2001               2000
                                                                --------------        -----------  -------------       ----------
Net income before extraordinary items                           $       13,733        $    20,274  $      52,269       $    51,773

Add:
  Portion of rents representative
    of the interest factor                                                 197                209            593               707
  Minority interests                                                       857              1,186          3,377             2,886
  Loss on equity investment in joint venture                                79                 21            497                23
  Interest on indebtedness                                              36,633             39,100        109,688           117,926
                                                                --------------        -----------  -------------       -----------
    Earnings                                                    $       51,499        $    60,790  $     166,424       $   173,315
                                                                ==============        ===========  =============       ===========

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                              36,633             39,100        109,688           117,926
  Capitalized interest                                                     638                876          2,317             2,829
  Portion of rents representative
    of the interest factor                                                 197                209            593               707
                                                                --------------        -----------  -------------       -----------
     Fixed charges                                                      37,468             40,185        112,598           121,462
                                                                --------------        -----------  -------------       -----------
Add:
  Preferred stock dividend                                               6,769              9,179         24,422            27,808
                                                                --------------        -----------  -------------       -----------

    Combined fixed charges and preferred stock dividend         $       44,237        $    49,364  $     137,020       $   149,270
                                                                ==============        ===========  =============       ===========

Ratio of earnings to fixed charges                                        1.37 x             1.51 x         1.48 x            1.43 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                         1.16 x             1.23 x         1.21 x            1.16 x